Exhibit 3.2

Number: C0747719

     BRITISH

  COLUMBIA

The Best Place on Earth

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that LYNDEN VENTURES LTD. changed its name to LYNDEN ENERGY CORP. on January 16, 2008 at 01:33PM Pacific Time.

Issued under my hand at Victoria, British Columbia

On January 16, 2008

RON TOWNSHEND Registrar of Companies Province of British Columbia Canada